Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eiger BioPharmaceuticals, Inc.:

We consent to the use of our report dated May 13, 2016, with respect to the consolidated balance sheets of Eiger BioPharmaceuticals, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2015 included herein in this Current Report on Form 8-K (Amendment No. 2).

/s/ KPMG LLP

San Francisco, CA

June 17, 2016